Exhibit 99.1

Alesco Financial Inc. Announces 2006

Fourth Quarter and Fiscal Year Financial Results

Philadelphia, Pennsylvania – March 12, 2007 – Alesco Financial Inc. (NYSE: AFN) (the “Company”), a specialty finance real estate investment trust (“REIT”), today announced financial results for the fourth quarter and 11 months ended December 31, 2006.

The Company reported estimated REIT taxable income for the fourth quarter and year ended December 31, 2006, a non-GAAP measure of performance, of $6.6 million and $24.6 million, or $0.24 and $1.65 per diluted common share, respectively. A reconciliation of estimated REIT taxable income to GAAP net income is included in Schedule I to this release.

For the fourth quarter and 11 months ended December 31, 2006, the Company reported net income of $3.6 million and $22.0 million, or $0.13 and $1.48 per diluted common share, respectively. The completion of the reverse merger of Alesco Financial Trust (“AFT”) and Sunset Financial Resources (“Sunset”) on October 6th, combined with the closing of a secondary public offering in late November, contributed to reduced income for the quarter.

There were significant transaction costs associated with both events, and a significant portion of the net proceeds from the offering were invested in temporary investments which produced lower yields during the fourth quarter than the Company anticipates will be generated from investments in its target assets in the future. Also during the quarter, the higher weighting of investments in lower yielding real estate assets, and losses realized upon the sale of certain of these assets, also dampened earnings for the quarter. Finally, the Company incurred increased general and administrative costs related to legal, accounting and other professional services to establish the compliance infrastructure required for a public company.

Daniel G. Cohen, Chairman of the Board, said, “We are pleased with the progress made in 2006 to deploy capital and complete the merger integration process. We believe that we are on track to reach our target equity allocation during the second quarter of 2007, and we believe that this mix should position us to continue to deliver value to our shareholders, as reflected in our declaration of a cash dividend to shareholders of $0.30 per share for the first quarter of 2007, payable on March 15, 2007.”

The Company’s predecessor, Alesco Financial Trust, was established in January 2006. As a result, comparable year-ago data is not available.

Investment Portfolio Summary

As of December 31, 2006, the Company’s investment portfolio totaled approximately $10.0 billion including: $3.7 billion relating to trust preferred securities (“TruPS”) and subordinated debentures, $4.2 billion in mortgage-backed securities, $1.8 billion in residential mortgages and $0.3 billion of leveraged loans. At December 31, 2006, the investment portfolio was financed with approximately $10.0 billion of total indebtedness including: $6.5 billion of collateralized debt obligation (“CDO”) notes payable and $3.5 billion of trust preferred obligations, repurchase agreements and other indebtedness. As of December 31, 2006, approximately $188.0 million of the $256.2 million net proceeds from the secondary public offering had been deployed into the Company’s target asset classes.

Book Value Per Share

The Company’s book value per common share outstanding at December 31, 2006 was $7.81. Book value is calculated by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period. Total stockholders’ equity was $428.8 million and total common shares outstanding were 54,922,071 at December 31, 2006.

Dividend Summary

On February 20, 2007, the Company’s Board of Directors announced a cash dividend for the quarter ending March 31, 2007 of $0.30 per common share. The dividend will be payable on March 15, 2007 to shareholders of record as of the close of business on March 5, 2007.

Conference Call

As previously announced, a conference call to discuss these financial results with investors and analysts will be held on March 13, 2007 at 10:00am ET. Interested parties can access the conference call by dialing 866-831-6272 or, for those calling from overseas, 617-213-8859 a few minutes in advance of the scheduled time. A replay of the conference call will be available for two weeks at 888-286-8010, passcode 54455827.

About Alesco Financial Inc.

Alesco Financial Inc. (Alesco) is a specialty finance REIT headquartered in Philadelphia, Pennsylvania and trades on the New York Stock Exchange under the symbol “AFN”. Alesco Financial Inc. is externally managed by Cohen & Company Management, LLC, a subsidiary of Cohen & Company, a leading structured credit investment management firm. For more information, please visit www.alescofinancial.com.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Alesco cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Alesco to successfully execute its business plans or gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in Alesco’s filings with the SEC, which are available at the SEC’s web site www.sec.gov and Alesco’s web site www.alescofinancial.com. Alesco disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Alesco Financial Inc.

Consolidated Statements of Income

(In thousands, except share and per share information)

	For the three months December 31, 2006	For the period from January 31, 2006 through December 31, 2006
Revenue:
Investment interest income	$107,435	$215,613
Investment interest expense	(96,480)	(188,121)
Provision for loan loss	(1,322)	(1,938)
Change in fair value of free-standing derivative	131	2,127

Net investment income	9,764	27,681

Total revenue	9,764	27,681
Expenses:
Related party management compensation	2,223	6,249
General and administrative	2,742	3,834

Total expenses	4,965	10,083

Income before interest and other income, minority interest and taxes	4,799	17,598
Interest and other income	3,408	5,820
Realized gain on derivative contracts	—	7,700
Unrealized (loss)/gain on derivative contracts	(219)	1,653
Losses on investments	(1,503)	(2,349)

Income before minority interest and taxes	6,485	30,422
Minority interest	(2,616)	(7,625)

Income before taxes	3,869	22,797
Provision for income taxes	(288)	(766)

Net income	$3,581	$22,031

Earnings per share—basic:
Basic earnings per share	$0.13	$1.48

Weighted-average shares outstanding—Basic	27,748,369	14,924,342

Earnings per share—diluted:
Diluted earnings per share	$0.13	$1.48

Weighted-average shares outstanding—Diluted	27,773,995	14,924,342

Distributions declared per common share	$0.13	$1.46

Alesco Financial Inc.

Consolidated Balance Sheet

As of December 31, 2006

(In thousands, except share and per share information)

As of December 31, 2006
Assets
Investments in debt securities and security-related receivables
Available-for-sale debt securities	$6,771,914
Security-related receivables	1,170,210

Total investment in debt securities and security-related receivables	7,942,124
Investments in residential and commercial mortgages and leveraged loans
Residential mortgages	1,773,147
Commercial mortgages	9,500
Leveraged loans	314,077
Loan loss reserve	(2,130)

Total investments in residential and commercial mortgages and leveraged loans, net	2,094,594
Cash and cash equivalents	51,821
Restricted cash and warehouse deposits	349,113
Accrued interest receivable	46,654
Other assets	30,621
Deferred financing costs, net of accumulated amortization of $2,762	87,423

Total assets	$10,602,350

Liabilities and stockholders’ equity
Indebtedness
Repurchase agreements	$3,024,269
Trust preferred obligations	273,097
CDO notes payable	6,496,748
Warehouse credit facility	167,158
Junior subordinated notes	20,619

Total indebtedness	9,981,891
Accrued interest payable	42,163
Related party payable	879
Other liabilities	50,017

Total liabilities	10,074,950
Minority interest	98,598
Stockholder’s equity
Preferred shares, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—
Common shares, $0.001 par value per share, 100,000,000 shares authorized, 54,922,071 issued and outstanding, including 193,457 unvested restricted share awards	55
Additional paid in capital	447,442
Accumulated other comprehensive loss	(14,628)
Cumulative distributions	(26,098)
Cumulative earnings	22,031

Total stockholders’ equity	428,802

Total liabilities and stockholders’ equity	$10,602,350

The Company’s GAAP net income includes the operations of AFT from January 31, 2006 through to October 6, 2006 and the combined operations of the merged company from October 7, 2006 through to December 31, 2006, whereas our total taxable income and REIT taxable income includes the results of operations of historical Sunset from January 1, 2006 through to October 6, 2006 and the combined operations of the merged company from October 7, 2006 through to December 31, 2006. These non-GAAP financial measurements are important because we are structured as a REIT and the Internal Revenue Code requires that we pay substantially all of our taxable income in the form of distributions to our stockholders. The non-GAAP financial measurements of total taxable income and REIT taxable income are important in the determination of the amount of the minimum distributions that we must pay to our stockholders so as to comply with the rules set forth in the Code. Because not all companies use identical calculations, this presentation of total taxable income and REIT taxable income may not be comparable to other similarly titled measures prepared and reported by other companies.

The table below reconciles the differences between reported GAAP net income and total taxable income and REIT taxable income for the year ended December 31, 2006 (dollar amounts in thousands):

	For the Quarter Ended December 31, 2006	For the Year Ended December 31, 2006
Net income available to common stockholders’, as reported	$3,581	$22,031
Add (deduct):
Provision for loan losses	789	807
Stock compensation	262	268
Unrealized losses on investments and derivative contracts	515	518
Realized losses on sale of capital assets	1,127	1,127
Federal tax provision	564	517
Book/tax differences due to merger accounting	(19)	(444)
Other book/tax differences	128	131

Total taxable income	6,947	24,955
Less: Taxable income attributable to domestic TRS entities	(373)	(381)
Plus: Dividends paid by domestic TRS entities	—	—

Estimated REIT taxable income (prior to deduction for dividends paid)	$6,574	$24,574
Weighted average common shares outstanding - diluted	27,773,995	14,924,342

Estimated REIT taxable income per diluted common share	$0.24	$1.65

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Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-9687	212-521-4863
jlongino@cohenandcompany.com